Exhibit 99.1

INVESTOR CONTACT: Diana Downey Investor Relations +1 832-589-2285
Orion Engineered Carbons S.A. Announces
Fourth Quarter and Full Year 2019 Financial Results

Houston, TX - February 20, 2020 - Orion Engineered Carbons S.A. (NYSE: OEC), a global supplier of specialty and high-performance carbon black, today announced its fourth quarter and full year 2019 financial results.
Full Year 2019 Highlights
•Net sales of $1,476.4 million compared to $1,578.2 million in fiscal year 2018
•Net Income of $86.9 million and basic EPS of $1.45 compared to $121.3 million and $2.04 in 2018
•Adjusted EBITDA1 of $267.3 million - within the range of full year guidance - compared to $294.1 million in 2018
2019 Full Year
•Adjusted EPS1 of $1.87 compared to $2.21 in 2018
•Year-end leverage ratio of 2.3x LTM Adjusted EBITDA compared to 2.2x at year-end 2018
•Cash flow from operations of $231.5 million compared to $122.0 million in 2018
Fourth Quarter 2019 Highlights
•Net sales of $322.4 million compared to $386.0 million in the fourth quarter of 2018
•Net Income of $19.0 million and basic EPS of $0.32 compared to $15.7 million and $0.27 in the fourth quarter of 2018
•Adjusted EBITDA1of $63.2 million compared to $64.4 million in the fourth quarter of 2018
•Adjusted EPS1 of $0.42 compared to $0.42 in the fourth quarter of 2018
•Net cash provided by operating activities increased by $88.8 million during the fourth quarter of 2019 to $231.5 million for full year of 2019 compared to $122.0 million for the full year of 2018
1 See below for a reconciliation of non-GAAP financial measures to the most directly comparable U.S. GAAP measures
“Orion executed well in the fourth quarter, delivering Adjusted EBITDA within our forecasted guidance range and continuing to implement key initiatives to better position the company in this challenging macro environment. The continuation of weak auto OEM dynamics and evidence of tire customers conservatively approaching year end contributed to the volume declines in the fourth quarter, however, favorable trends in price and product mix helped to offset some of the weakness. Furthermore, our operating performance drove strong cash generation and a substantial reduction in net debt,” said Mr. Corning Painter, Chief Executive Officer.

Mr. Painter continued, “Over the past year, the Orion team accomplished a number of value-enhancing strategic initiatives including reducing costs and achieving higher pricing, while demonstrating agile capital management. Notably, in 2019 we adopted a leaner management structure, renewed our revolver at more attractive rates and achieved price increases in our Rubber Carbon Black segment. We also continued our sustainability journey by establishing long-range targets and advancing our pollution control technology in an U.S. EPA-compliant manner at our North American manufacturing facilities, consistent with our core values of advancing sustainable operations and growth.

Looking to the year ahead, by proactively engaging in pricing negotiations for 2020, we achieved meaningful Rubber price increases, taking another positive step towards improving returns. Specialty pricing also increased, albeit at a lower level compared to Rubber. Additionally, during the quarter we successfully installed surcharge mechanisms to better recover raw material costs across the majority of our 2020 Rubber contracted volumes, effectively further de-risking our business by reducing earnings volatility in the years ahead. We remain focused on driving strong operational and financial performance in the business, while continuing to position our company for future success,” concluded Mr. Painter.
Fourth Quarter 2019 Overview

ORION ENGINEERED CARBONS
	Q4 2019	Q4 2018	Y/Y Change in %
	(in USD million, unless stated otherwise)
Volume (kmt)	233.5	256.2	(8.9)%
Net sales	322.4	386.0	(16.5)%
Income from Operations (EBIT)	32.6	26.7	22.2%
Net Income	19.0	15.7	21.1%
Contribution Margin	125.6	129.4	(2.9)%
Contribution Margin per metric ton in USD	538.0	505.1	6.5%
Adjusted EBITDA	63.2	64.4	(2.0)%
Basic EPS (1)	0.32	0.27	0.05
Adjusted EPS (2)	0.42	0.42	—
Notes:
(1)Basic EPS calculated using Net Income and weighted number of shares outstanding in the respective quarter.
(2)Adjusted EPS calculated using Net Income for the respective quarter adjusted for amortization of acquired intangible assets, amortization of transaction costs and foreign currency effects impacting financial results and other adjustment items and restructuring expenses (all adjustments on a net of tax basis assuming group tax rate) and weighted number of shares outstanding in the respective quarter.
Overall volumes decreased by 8.9%, or 22.7 kmt, to 233.5 kmt compared to the same quarter in the prior year. The decline was principally attributable to broad economic weakness driving lower volume in the automobile and polymer end markets, especially impacting our Specialties segment and MRG business, while weak tire business volumes reflected lower tire production and acute seasonal de-stocking.
Net sales decreased by $63.5 million, or 16.5%, to $322.4 million versus the same quarter in the prior year primarily as a result of lower feedstock costs to customers, lower volumes and negative foreign exchange rate translation effects, partially offset by positive base price increases and a favorable product mix impact.
Net Income increased by 21.1%, or $3.3 million, from $15.7 million in the fourth quarter of 2018 to $19.0 million in the fourth quarter of 2019 mainly as a result of increased income from operations.
Contribution Margin decreased by $3.8 million, or 2.9%, to $125.6 million compared to the same quarter in the prior year driven by lower volumes, negative feedstock differentials and foreign exchange rate translation effects partially offset by favorable base price increases in the Rubber segment in particular and a favorable product mix impact in the Specialty segment in particular.
Income from operations increased by $5.9 million, or 22.2%, to $32.6 million from $26.7 million in the same quarter in the prior year reflecting lower depreciation charges, the absence of restructuring expenses and lower incentive accruals partially offset by lower contribution margins. Adjusted EBITDA decreased by $1.3 million, or 2.0% to $63.2 million compared to the same quarter in the prior year, reflecting lower contribution margins and higher selling and administrative expenses partially offset by lower fixed costs.
Quarterly Business Segment Results

SPECIALTY CARBON BLACK
	Q4 2019	Q4 2018	Y/Y Change in %
	(in USD million, unless stated otherwise)
Volume (kmt)	56.8	60.8	(6.5)
Net sales	114.8	126.9	(9.6)
Gross Profit	43.2	39.1	10.5
Gross Profit/metric ton in USD	760.7	643.6	18.2
Adjusted EBITDA	31.8	29.0	9.5
Adjusted EBITDA/metric ton in USD	559.0	477.5	17.1
Adjusted EBITDA Margin (%)	27.7	22.9	480bps
Volumes for the Specialty Carbon Black business decreased by 6.5% in the fourth quarter of 2019 from 60.8 kmt in the fourth quarter of 2018 to 56.8 kmt, mainly as a result of weaker automotive and polymer market demand and broad economic weakness in all major regions.
Net sales decreased by $12.1 million, or 9.6% to $114.8 million in the fourth quarter of 2019 as compared to the fourth quarter of 2018, mainly due to the pass through of lower feedstock costs with customers that are on indexed agreements, lower volumes and negative foreign exchange rate translation effects, partially offset by favorable product mix and base price increases.

Gross Profit increased by $4.1 million, or 10.5% to $43.2 million in the fourth quarter of 2019 as compared to the fourth quarter of 2018 primarily due to a favorable mix impact, favorable feedstock cost development, lower deprecation and base price increases partially offset by lower sales volumes and foreign exchange rate translation effects.
Specialty Adjusted EBITDA increased by $2.8 million, or 9.5%, to $31.8 million in the fourth quarter of 2019 as compared to the fourth quarter of 2018 primarily driven by favorable product mix impacts, feedstock price effects and base price increases partially offset by lower volumes and foreign exchange rate translation effects. Adjusted EBITDA margin increased 480 basis points to 27.7% compared to 22.9% in the fourth quarter of 2018.

RUBBER CARBON BLACK
	Q4 2019	Q4 2018	Y/Y Change in %
	(in USD million, unless stated otherwise)
Volume (kmt)	176.7	195.4	(9.6)
Net sales	207.7	259.1	(19.8)
Gross Profit	45.8	56.5	(19.1)
Gross Profit/metric ton in USD	259.0	289.2	(10.5)
Adjusted EBITDA	31.4	35.4	(11.3)
Adjusted EBITDA/metric ton in USD	177.8	181.3	(1.9)
Adjusted EBITDA Margin (%)	15.1	13.7	140bps
Rubber Carbon Black volumes decreased by 18.7 kmt or 9.6% from the fourth quarter of 2018 to the fourth quarter of 2019 primarily due to lower demand in South Korea, China and Europe and continued mechanical rubber goods demand weakness broadly.
Net sales decreased by $51.4 million, or 19.8% to $207.7 million in the fourth quarter of 2019 as compared to the fourth quarter of 2018, primarily due to the pass through of lower feedstock costs to customers and lower volumes partially offset by base price increases.
Gross profit decreased by $10.8 million, or 19.1% to $45.8 million in the fourth quarter of 2019 as compared to the fourth quarter of 2018 as a result of lower volumes, negative index factors in customer contracts and negative impacts from feedstock price differentials, offset in part by base price increases and changes in overhead absorption due to inventory build.
Rubber Adjusted EBITDA decreased by $4.0 million, or 11.3%, to $31.4 million in the fourth quarter of 2019 as compared to the fourth quarter of 2018, reflecting the development of gross profit offset by reduced selling, general and administrative expenses in part due to lower annual performance incentive expenses. Adjusted EBITDA margin was 15.1% in the fourth quarter of 2019 compared to 13.7% in the fourth quarter of 2018.
Balance Sheet and Cash Flows
As of December 31, 2019, the Company had cash and cash equivalents of $63.7 million, an increase of $6.7 million from December 31, 2018. Net debt declined from $635.5 million as of December 31, 2018 to $609.1 million as of December 31, 2019 reflecting strong cash generation in the fourth quarter of 2019. This represents a LTM Adjusted EBITDA multiple of 2.28 times, compared to 2.16 times at the end of the prior year.
The following table shows our current net debt position as of December 31, 2019 compared to December 31, 2018.

	December 31, 2019	December 31, 2018
	(In millions)
Term loans	$635.0	$650.0
Capitalized transaction costs (long-term)	(4.7)	(6.3)
Long-term financial debt, net	$630.3	$643.7
Term loans (current)	$8.1	$8.2
Capitalized transaction costs (current)	(1.4)	(1.5)
Short term local bank loans	29.8	28.6
Other short term financial liabilities	0.0	5.7
Short-term financial debt, net	$36.4	$41.0
Cash and cash equivalents	$63.7	$57.0
add-back capitalized transaction costs (long-term and current)	$(6.1)	$(7.8)
Net Debt 1)	$609.1	$635.5
1) Long-term financial debt, net plus short-term financial debt, net less cash and cash equivalents and add back of capitalized transaction costs. Capitalized transaction costs as well as non-current debt from financial derivatives and other non-current liabilities are disregarded in computing net indebtedness under our lending agreements.

Cash inflows from operating activities in the fourth quarter of 2019 amounted to $88.8 million, principally consisting of a consolidated profit for the period of $19.0 million, adjusted for depreciation and amortization of $25.2 million and a reduction of net working capital of $49.8 million primarily driven by lower feedstock prices. Net working capital totaled $221.1 million as of December 31, 2019, compared to $270.9 million as of September 30, 2019.
Cash outflows from investing activities in the fourth quarter of 2019 amounted to $60.5 million primarily reflecting a combination of maintenance capital expenditures, the Specialty expansion in Ravenna, Italy and investments to comply with the settlement agreement with the U.S. EPA, which are subject to an indemnity claim against Evonik.
Cash outflows for financing activities in 2019 amounted to $22.3 million and included a combination of $12.0 million in dividends and $10.3 million in short and long-term debt repayments.
2020 Outlook
Mr. Painter concluded, “We have positioned ourselves well for 2020. Consistent with this outlook, we expect full year Adjusted EBITDA for 2020 to be in the range of $250 million to $280 million, with an expectation of delivering flat to modest growth in Adjusted EBITDA on a year over year basis while continuing to generate strong cash from operations."

This outlook is based on current GDP expectations and assumes that carbon black feedstock prices, exchange rates and feedstock impacts will be at levels experienced late in the fourth quarter of 2019. Other guidance metrics for 2020 include shares outstanding of 60.6 million before vesting of awards under the Group’s Long Term Incentive Program, an underlying tax rate in the range of 29% to 30% on pre-tax income, and capital expenditures in the range of $130 million and $150 million of which non-EPA related spending is expected to comprise approximately 45% to 50%, prior to any reimbursement from Evonik AG, with maintenance capital comprising around 45%, and growth-oriented capital comprising the balance. Depreciation and Amortization for 2020 is estimated to be in the range of $95 to $100 million.

Conference Call
As previously announced, Orion will hold a conference call tomorrow, Friday, February 21st 2020, at 8:30 a.m. (EST). The dial-in details for the live conference call are as follow:

U.S. Toll Free:	1-877-407-4018
International:	1-201-689-8471
U.K. Toll Free:	0 800 756 3429
Germany Toll Free:	0 800 182 0040
Luxembourg Toll Free:	800 28 522
Luxembourg Local:	352 2786 0689
A replay of the conference call may be accessed by phone at the following numbers through February 27th, 2020:

U.S. Toll Free:	1-844-512-2921
International:	1-412-317-6671
Conference ID:	13698433
Additionally, an archived webcast of the conference call will be available on the Investor Relations section of the Company’s website at: www.orioncarbons.com.
To learn more about Orion, visit the Company’s website at www.orioncarbons.com. Orion uses its website as a channel of distribution for material Company information. Financial and other material information regarding Orion is routinely posted on the Company’s website and is readily accessible.
About Orion Engineered Carbons
Orion is a worldwide supplier of Carbon Black. We produce a broad range of Carbon Blacks that include high-performance Specialty Gas Blacks, Acetylene Blacks, Furnace Blacks, Lamp Blacks, Thermal Blacks and other Carbon Blacks that tint, colorize and enhance the performance of polymers, plastics, paints and coatings, inks and toners, textile fibers, adhesives and sealants, tires, and mechanical rubber goods such as automotive belts and hoses. Orion runs 14 global production sites. The group has approximately 1,450 employees worldwide. For more information, please visit our website www.orioncarbons.com.
Forward Looking Statements
This document contains and refers to certain forward-looking statements with respect to our financial condition, results of operations and business, including those in the “2020 Outlook” and “Quarterly Business Segment Results” sections above. These statements constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are statements of future expectations that are based on management’s current expectations and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in these statements. Forward-looking statements include, among others, statements concerning the potential exposure to market risks, statements expressing management’s expectations, beliefs, estimates, forecasts, projections and assumptions and statements that are not limited to statements of historical or present facts or conditions. You should not place undue reliance on forward looking statements. Forward-looking statements are typically identified by words such as “anticipate,” "assume," “assure,” “believe,” “confident,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “objectives,” “outlook,” “probably,” “project,” “will,” “seek,” “target” “to be,” and other words of similar meaning.

These forward-looking statements include, without limitation, statements about the following matters: • our strategies for (i) strengthening our position in specialty carbon blacks and rubber carbon blacks, (ii) increasing our rubber carbon black margins and (iii) strengthening the competitiveness of our operations; • the installation of pollution control technology in our U.S. manufacturing facilities pursuant to the US EPA consent decree; • the outcome of any in-progress, pending or possible litigation or regulatory proceedings; and • our expectation that the markets we serve will continue to grow.

All these forward-looking statements are based on estimates and assumptions that, although believed to be reasonable, are inherently uncertain. Therefore, undue reliance should not be placed upon any forward-looking statements. There are important factors that could cause actual results to differ materially from those contemplated by such forward-looking statements. These factors include, among others: • negative or uncertain worldwide economic conditions;• volatility and cyclicality in the industries in which we operate; • operational risks inherent in chemicals manufacturing, including disruptions as a result of severe weather conditions and natural disasters; • our dependence on major customers; • our ability to compete in the industries and markets in which we operate; • our ability to develop new products and technologies successfully and the availability of substitutes for our products; • our ability to implement our business strategies; • volatility in the costs and availability of raw materials(including but not limited to any and all effects from restrictions imposed by the MARPOL convention and respective International Maritime Organization (IMO) regulations in particular to reduce sulphur oxides (SOx) emissions from ships) and energy; • our ability to realize benefits from investments, joint ventures, acquisitions or alliances; • our ability to realize benefits from planned plant capacity expansions and site development projects and the potential delays to such expansions and projects; • information technology systems failures, network disruptions and breaches of data security; • our relationships with our workforce, including negotiations with labor unions, strikes and work stoppages; • our ability to recruit or retain key management and personnel; • our exposure to political or country risks inherent in doing business in some countries; • geopolitical events in the European Union, and in particular a “no-deal Brexit” which may impact the Euro; • environmental, health and safety regulations, including nanomaterial and greenhouse gas emissions regulations, and the related costs of maintaining compliance and addressing liabilities; • possible future investigations and enforcement actions by governmental or supranational agencies; • our operations as a company in the chemical sector, including the related risks of leaks, fires and toxic releases; • market and regulatory changes that may affect our ability to sell or otherwise benefit from co-generated energy; • litigation or legal proceedings, including product liability and environmental claims; • our ability to protect our intellectual property rights and know-how; • our ability to generate the funds required to service our debt and finance our operations; • fluctuations in foreign currency exchange and interest rates; • the availability and efficiency of hedging; • changes in international and local economic conditions, including with regard to the Euro, dislocations in credit and capital markets and inflation or deflation; • potential impairments or write-offs of certain assets; • required increases in our pension fund contributions; • the adequacy of our insurance coverage; • changes in our jurisdictional earnings mix or in the tax laws or accepted interpretations of tax laws in those jurisdictions; • our indemnities to and from Evonik; • challenges to our decisions and assumptions in assessing and complying with our tax obligations; • our status as a foreign private issuer; and • potential difficulty in obtaining or enforcing judgments or bringing actions against us in the United States.

You should not place undue reliance on forward-looking statements. We present certain financial measures that are not prepared in accordance with U.S.GAAP or the accounting standards of any other jurisdiction and may not be comparable to other similarly titled measures of other companies. These non-U.S. GAAP measures are Contribution Margin, Contribution Margin per Metric Ton, Adjusted EBITDA, Adjusted EPS, Net Working Capital and Capital Expenditures. Adjusted EBITDA, Adjusted EPS, Contribution Margins and Net Working Capital are not measures of performance under U.S. GAAP and should not be considered in isolation or construed as substitutes for net sales, consolidated profit (loss) for the period, operating result (EBIT), gross profit or other U.S. GAAP measures as an indicator of our operations in accordance with U.S. GAAP. For a reconciliation of these non-U.S. GAAP financial measures to the most directly comparable U.S. GAAP measures, see Appendix.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include those factors detailed under the captions “Note Regarding Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and in Note R. to our audited consolidated financial statements regarding contingent liabilities, including litigation. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement - including those in the “2020 Outlook” and “Quarterly Business Segment Results” sections above - as a result of new information, future events or other information, other than as required by applicable law.

Reconciliation of Non-GAAP Financial Measures
In this release we refer to Adjusted EBITDA, Contribution Margin and Adjusted EPS, which are financial measures that have not been prepared in accordance with U.S. GAAP or the accounting standards of any other jurisdiction and may not be comparable to other similarly titled measures of other companies. We refer to these measures as “non-GAAP” financial measures. Adjusted EBITDA is defined as operating result (EBIT) before depreciation and amortization, adjusted for acquisition related expenses, restructuring expenses, consulting fees related to group strategy, share of profit or loss of joint venture and certain other items. Adjusted EBITDA is used by our management to evaluate our operating performance and make decisions regarding allocation of capital because it excludes the effects of certain items that have less bearing on the performance of our underlying core business. Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under U.S. GAAP. Some of these limitations are: (a) although Adjusted EBITDA excludes the impact of depreciation and amortization, the assets being depreciated and amortized may have to be replaced in the future and thus the cost of replacing assets or acquiring new assets, which will affect our operating results over time, is not reflected; (b) Adjusted EBITDA does not reflect interest or certain other costs that we will continue to incur over time and will adversely affect our profit or loss, which is the ultimate measure of our financial performance and (c) other companies, including companies in our industry, may calculate Adjusted EBITDA or similarly titled measures differently. Because of these and other limitations, you should consider Adjusted EBITDA alongside our other U.S. GAAP-based financial performance measures, such as consolidated profit or loss for the period.
Contribution Margin is calculated by subtracting variable costs (such as raw materials, packaging, utilities and distribution costs) from our net sales. We believe that Contribution Margin and Contribution Margin per Metric Ton are useful because we see these measures as indicating the portion of net sales that is not consumed by such variable costs and therefore contributes to the coverage of all other costs and profits.
Adjusted EPS is defined as profit or loss for the period adjusted for acquisition related expenses, restructuring expenses, consulting fees related to group strategy, certain other items (such as amortization expenses related to intangible assets acquired from our predecessor and foreign currency revaluation impacts) and assumed taxes, divided by the weighted number of shares outstanding. Adjusted EPS provides guidance with respect to our underlying business performance without regard to the effects of (a) foreign currency fluctuations, (b) the amortization of intangible assets which other companies may record as goodwill having an indefinite lifetime and thus no amortization and (c) our start-up and initial public offering costs. Other companies may use a similarly titled financial measure that is calculated differently from the way we calculate Adjusted EPS.
We define Net Working Capital as the total of inventories and current trade receivables, less trade payables. Net Working Capital is as well a non-GAAP financial measure, and other companies may use a similarly titled financial measure that is calculated differently from the way we calculate Net Working Capital.
We have not provided a reconciliation of forward-looking Adjusted EBITDA to the most comparable GAAP measure of net income. Providing net income guidance is potentially misleading and not practical given the difficulty of projecting event-driven transactions and other non-core operating items that are included in net income. Reconciliations of this non-GAAP measure with the most comparable GAAP measure for historic periods are indicative of the reconciliation that will be presented upon completion of the periods covered by the non-GAAP guidance.
The following tables present a reconciliation of each of Adjusted EBITDA and Adjusted EPS to the most directly comparable GAAP measure:

Reconciliation of profit or (loss)	Fourth Quarter		Fiscal Year
	2019	2018	2019	2018
	(In thousands)
Net income	$18,965	$15,658	$86,920	$121,310
Add back income tax expense	6,701	5,859	33,216	46,944
Add back equity in earnings of affiliated companies, net of tax	(134)	(138)	(558)	(591)
Income from operations before income taxes and equity in earnings of affiliated companies	25,533	21,379	119,579	167,663
Add back interest and other financial expense, net	7,063	5,293	27,572	28,642
Earnings before income taxes and finance income/costs	32,596	26,672	147,151	196,305
Add back depreciation, amortization and impairment of intangible assets and property, plant and equipment	25,223	26,323	96,713	98,156
EBITDA	57,818	52,995	243,863	294,461
Equity in earnings of affiliated companies, net of tax	134	138	558	591
Restructuring expenses/(income) (1)	(205)	2,947	3,628	(24,633)
Consulting fees related to Company strategy (2)	967	1,753	3,005	4,804
Long term incentive plan	2,301	4,414	9,438	13,919
Other adjustments (3)	2,172	2,198	6,844	5,000
Adjusted EBITDA	$63,188	$64,445	$267,337	$294,142
(1) Restructuring expenses for the periods ended December 31, 2019 are related to our strategic realignment of our worldwide Rubber footprint, and resulted in restructuring income in the period ended December 31, 2018 in particular as a result of the gain recognized in connection with the land sale in South Korea exceeding the associated cessation costs.
(2) Consulting fees related to the Orion strategy include external consulting for establishing and executing Company strategies relating to Rubber footprint realignment, conversion to U.S. dollar and U.S. GAAP, as well as costs relating to our assessment of feasibility for inclusion in certain U.S. indices.

(3) Other adjustments (from items with less bearing on the underlying performance of the Company’s core business) in the period ended December 31, 2019 relate to an amount of $2.9 million in non-income tax expense incurred during the construction phase of an asset. The asset under construction is expected to qualify for certain non-income tax credits once operational, since such credits were applied to the predecessor machine. This tax disadvantage cannot be capitalized as part of the project’s capital expenditure. The remainder of other adjustments include in particular costs to meet the EPA requirements of $2.3 million. Other adjustments in the period December 31, 2018 related to license fees required for certain innovative technologies to meet the EPA requirements of $1.2 million and other EPA related costs of $1.4 million.
The following table reconciles Contribution Margin and Contribution Margin per Metric Ton to gross profit:

	Fourth Quarter		Year Ended Fiscal Year
	2019	2018	2019	2018
	unaudited (in millions, unless otherwise indicated)
Net Sales(1)	$322.4	$386.0	$1,476.4	$1,578.2
Variable costs(2)	(196.8)	(256.6)	(935.7)	(1,000.6)
Contribution margin	125.6	129.4	540.7	577.6
Freight	18.0	20.9	79.0	87.7
Fixed Costs(3)	(54.6)	(54.6)	(229.8)	(235.4)
Gross profit (1)	$89.0	$95.6	$389.9	$429.9
Volume (in kmt)	233.5	256.2	1,023.2	1,084.7
Contribution margin per metric ton	$538.0	$505.1	$528.5	$532.6
Gross profit per metric ton	$381.1	$373.3	$380.9	$396.4
(1) Separate line item in audited Financial Statements.
(2) Includes costs such as raw materials, packaging, utilities and distribution.
(3) Includes costs such as depreciation, amortization and impairment of intangible assets and property, plant and equipment, personnel and other production related costs.

Adjusted EPS	Fourth Quarter		Fiscal Year
	2019	2018	2019	2018
	(In thousands, except per share amounts)
Net Income	$18,965	$15,658	$86,920	$121,310
add back NRIs and Ambes Impairment	3,211	3,951	9,921	9,804
add back restructuring income/expenses, net	(205)	2,947	3,628	(24,633)
add back LTIP	2,230	4,414	9,367	13,919
add back amortization	1,357	1,538	7,548	11,801
add back foreign exchange rate impacts	2,433	(501)	3,640	1,349
Amortization of transaction costs	480	1,854	2,082	2,426
Release of transaction costs due to repayment	—	(1,738)	—	—
Catch up transaction cost impact due to U.S. GAAP conversion	—	447	—	(206)
Tax effect on add back items at estimated tax rate	(2,852)	(3,874)	(10,856)	(4,338)
Adjusted Net Income	$25,619	$24,696	$112,250	$131,432

Total add back items in	$6,654	$9,038	$25,330	$10,122
Impact add back items per share	$0.10	$0.15	$0.42	$0.17
Earnings per Share	$0.32	$0.27	$1.45	$2.04
Adjusted EPS	$0.42	$0.42	$1.87	$2.21

Consolidated statements of operations of Orion Engineered Carbons S.A.

for the three months and fiscal years ended December 31, 2019 and 2018

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
	(In thousands, except per share amounts)
Net sales	$322,428	$385,964	$1,476,353	$1,578,203
Cost of sales	233,440	290,325	1,086,644	1,148,232
Gross profit	88,987	95,639	389,708	429,971
Selling, general and administrative expenses	49,556	60,382	206,886	231,918
Research and development costs	5,038	5,743	19,874	20,320
Other expenses, net	2,002	(105)	12,169	6,061
Restructuring income	—	—	—	40,253
Restructuring expenses	(205)	2,947	3,628	15,620
Income from operations	32,596	26,672	147,151	196,305
Interest and other financial expense, net	7,063	5,293	27,572	28,642
Reclassification of actuarial losses from AOCI	—	—	—	—
Income from operations before income tax expense and equity in earnings of affiliated companies	25,533	21,379	119,579	167,663
Income tax expense	6,701	5,859	33,216	46,944
Equity in earnings of affiliated companies, net of tax	134	138	558	591
Net income	$18,965	$15,658	$86,920	$121,310

Weighted-average shares outstanding (in thousands of shares):
Basic	60,221	59,631	59,986	59,567
Diluted	61,490	61,226	61,300	61,049
Earnings per share:
Basic	$0.32	$0.27	$1.45	$2.04
Diluted	$0.31	$0.25	$1.42	$1.99

Dividends per share	$0.20	$0.20	$0.80	$0.80

Consolidated statements of financial position of Orion Engineered Carbons S.A.
as at December 31, 2019 and 2018

December 31,
2019	2018
(In thousands, except share amounts)
Current assets
Cash and cash equivalents	$63,726	$57,016
Accounts receivable, net of reserve for doubtful accounts
of	$6,632	and	$5,081	212,565	262,821
Other current financial assets	11,347	12,573
Inventories	164,799	183,629
Income tax receivables	17,924	24,342
Prepaid expenses and other current assets	37,358	34,938
Total current assets	507,718	575,319
Property, plant and equipment, net	534,054	483,534
Operating lease right-of-use assets	27,532	—
Goodwill	77,341	55,546
Intangible assets, net	50,596	95,245
Investment in equity method affiliates	5,232	5,332
Deferred income tax assets	48,720	52,395
Other financial assets	2,501	2,723
Other assets	3,701	2,928
Total non-current assets	749,676	697,703
Total assets	1,257,394	1,273,022

Current liabilities
Accounts payable	156,298	163,585
Current portion of long term debt and other financial liabilities	36,410	41,020
Current portion of employee benefit plan obligation	908	855
Accrued liabilities	44,931	56,297
Income taxes payable	14,154	28,086
Other current liabilities	32,509	30,493
Total current liabilities	285,211	320,336
Long-term debt, net	630,261	643,748
Employee benefit plan obligation	71,901	60,377
Deferred income tax liabilities	43,308	45,504
Other liabilities	40,701	44,161
Total non-current liabilities	786,171	793,790

Commitments and contingencies

Stockholders' equity
Common stock
Authorized: 65,035,579 and 89,452,626 shares with no par value
Issued – 60,729,289 and 60,035,579 shares with no par value
Outstanding – 60,224,147 and 59,518,498 shares	85,032	84,254
Less 505,142 and 517,081 shares of common treasury stock, at cost	(8,515)	(8,683)
Additional paid-in capital	65,562	63,544
Retained earnings	78,296	39,409
Accumulated other comprehensive income/(loss)	(34,362)	(19,628)
Total stockholders' equity	186,013	158,896
Total liabilities and stockholders' equity	1,257,394	1,273,022

Consolidated Statements of Cash Flows of Orion Engineered Carbons S.A.

	Years Ended December 31,
	2019	2018	2017
	(In thousands)
Cash flows from operating activities:
Net income	$86,920	$121,310	$64,860
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment and amortization of intangible assets	96,713	98,156	98,356
Amortization of debt issuance costs	2,082	2,220	4,171
Share-based incentive compensation	9,438	13,919	8,835
Deferred tax (benefit)/provision	15,826	(3,634)	(7,667)
Foreign currency transactions	1,052	2,782	(14,402)
Other operating non-cash items	1,813	1,165	15,163
Changes in operating assets and liabilities, net of effects of businesses acquired:
(Increase)/decrease in trade receivables	45,412	(39,680)	(15,885)
(Increase)/decrease in inventories	16,413	(31,406)	(25,632)
Increase/(decrease) in trade payables	(12,036)	5,444	17,545
Increase/(decrease) in provisions	(10,375)	(4,427)	(12,317)
Increase/(decrease) in tax liabilities	(7,254)	4,843	(11,954)
Increase/(decrease) in other assets and liabilities that cannot be allocated to investing or financing activities	(14,497)	(48,707)	26,666
Net cash provided by operating activities	$231,507	$121,985	$147,739
Cash flows from investing activities:
Cash paid for the acquisition of intangible assets and property, plant and equipment	$(155,848)	$(116,157)	$(90,282)
Acquisition of businesses, net of cash and cash equivalents acquired	—	(36,571)	—
Cash received from the disposal of intangible assets and property, plant and equipment	—	64,672	—
Net cash used in investing activities	$(155,848)	$(88,056)	$(90,282)
Cash flows from financing activities:
Proceeds from borrowings	$—	$—	$11,890
Payments for debt issue costs	(1,721)	(741)	(5,327)
Repayments of long-term debt	(8,036)	(8,288)	(28,866)
Cash inflows related to current financial liabilities	96,956	48,963	11,652
Cash outflows related to current financial liabilities	(101,303)	(26,370)	(12,141)
Dividends paid to shareholders	(48,033)	(47,665)	(45,705)
Repurchase of common stock	—	(4,926)	—
Taxes paid for shares issued under net settlement feature	(6,475)	(4,741)	—
Net cash used in financing activities	$(68,612)	$(43,768)	$(68,497)
Increase (decrease) in cash, cash equivalents and restricted cash	$7,047	$(9,839)	$(11,040)
Cash, cash equivalents and restricted cash at the beginning of the period	61,604	75,213	80,480
Effect of exchange rate changes on cash	(420)	(3,770)	5,773
Cash, cash equivalents and restricted cash at the end of the period	$68,231	$61,604	$75,213
Less restricted cash at the end of the period	4,505	4,588	2,929
Cash and cash equivalents at the end of the period	$63,726	$57,016	$72,284

Cash paid for interest, net	$(20,399)	$(24,367)	$(25,905)
Cash paid for income taxes	$(24,106)	$(60,228)	$(39,549)
Supplemental disclosure of non-cash activity:
Liabilities under build-to-suit lease	$—	$28,657	$—
Liabilities for leasing - current	$6,254	$—	$—
Liabilities for leasing - non-current	$26,280	$—	$—
The accompanying notes are an integral part of these consolidated financial statements.